EXHIBIT 10.1

Description of Option Agreement adopted and set forth in Consent Minutes by the Board of Directors dated May 1, 1997.

The board granted an option to Liberty Capital Corp. to purchase up to 33.3 million shares of the Company's common stock for $0.015 per share expiring in May 1, 1998. The options were granted in expectation of additional cash advances to be made by Liberty to the Company and as an inducement to Liberty to convert such advances to common stock in lieu of cash repayment.